Exhibit 99.1

FOR IMMEDIATE RELEASE

KORU MEDICAL SYSTEMS ANNOUNCES 2020 SECOND QUARTER FINANCIAL RESULTS

Record Net Sales of $7.7 Million, Gross Margin of 64%

CHESTER, NY – August 4, 2020 – Repro Med Systems, Inc. dba KORU Medical Systems (NASDAQ: KRMD) (“KORU Medical” or the “Company”) today announced financial results for the second quarter ended June 30, 2020 (“Q2 2020”).

“We reported a strong Q2 2020, highlighted by a quarterly net sales record of $7.7 million,” said Don Pettigrew, President and CEO.  “During the second quarter, we completed a successful public offering, settled our outstanding litigation with our competitor, were added to the broad market Russell 3000® Index, the Russell 2000® Index, and Russell Microcap® Index, and continued to execute against our long-term growth objectives, including success with our strategy to broaden our pharmaceutical industry relationships and pursue clinical trial opportunities.  I am extremely proud of the entire KORU Medical team for navigating us through the COVID-19 pandemic and embracing their designation as essential workers supporting the thousands of chronically ill patients who rely on our products.

“We believe that the awareness and diagnosis of Primary Immunodeficiency Diseases and Chronic Inflammatory Demyelinating Polyneuropathy - our primary end markets - is continuing to increase.  We believe that COVID-19-related health concerns are driving the ongoing shift from hospital and clinic-based IVIg treatments to home-based subcutaneous Ig therapy, and that the acceleration of this trend is supporting the adoption of KORU Medical’s mechanical, easy-to-use Freedom Integrated Infusion System which allows patients with immune diseases and other chronic conditions to self-administer their Ig drug therapy at home.  The growing preference for at-home treatment is also, in our view, encouraging pharmaceutical companies to continue to develop subcutaneous Ig therapies and new drugs that can be administered at home.”

Q2 2020 Overview

Net sales increased 44.1% to $7.7 million in Q2 2020 from $5.3 million in last year’s second quarter, with growth in all product categories (pumps, needle sets, and tubing).  We believe this growth was primarily driven by continued demand increases that included clinical trials, as well as increased purchasing to support the trend towards at-home infusion therapy and in response to the uncertainties created by COVID-19.

Gross profit in Q2 2020 rose 41.3% to $4.9 million from $3.5 million in Q2 2019, primarily due to increased sales volume. Gross margin was 63.7% in Q2 2020 as compared to 65.0% in Q2 2019, mostly due to an increase in overtime costs related to COVID-19 absenteeism. Gross margin was 65.4% when adjusted for overtime.

Selling, general & administrative expenses were $3.2 million, or 41.5% of net sales, compared to $2.1 million, or 38.3% of net sales in Q2 2019.  The increase was due primarily to the impact of new hires in the second half of last year, severance, a bonus for employee service during the COVID-19 pandemic, increased consulting, distributor fees and other miscellaneous administrative costs, partially offset by lower trade show and travel expenses due to COVID-19 related travel restrictions.

Higher litigation costs in Q2 2020 consisted of a $2.2 million non-cash, stock-based expense associated with the negotiation of and entry into a litigation settlement agreement with a competitor in May 2020.   The Company expects expenses related to the competitor litigation will discontinue because of the settlement.  Litigation expenses in Q2 2019 were $1.1 million, attributable to the competitor litigation.

Net loss for Q2 2020 was $(1.1) million, or $(0.03) per share, and included the one-time, non-cash litigation settlement expense of $2.2 million. Net income in Q2 2019 was $0.1 million, or $0.00 per share.

Q2 2020 Adjusted EBITDA rose 18.1% to $1.8 million from Adjusted EBITDA of $1.5 million in Q2 2019.  Adjusted EBITDA excludes from net income: tax expense, depreciation and amortization, interest income, net, discontinued product expense, litigation costs that consisted of a $2.2 million non-cash, stock-based settlement expense, manufacturing initiative expenses, and stock option expense.

Balance Sheet, Liquidity Initiatives and Credit

Cash and equivalents as of June 30, 2020 totaled $38.1 million, a $32.2 million increase from December 31, 2019.  Substantially all of the increase was due to the $26.5 million of net proceeds from the recent capital raise and a $3.5 million draw against the Company’s line of credit.

“This fresh capital allows us to fund our growth initiatives, including commercial expansion, increased clinical trial participation, gross margin enhancement, and new product innovation,” concluded Mr. Pettigrew.

Non-GAAP Measures

This press release includes the non-GAAP financial measure of “Adjusted EBITDA” that is not in accordance with, nor an alternate to, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. They are limited in value because they exclude charges that have a material effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. The non-GAAP financial measure is meant to supplement, and to be viewed in conjunction with, GAAP financial results. A reconciliation of our non-GAAP measure is included in an attachment to this press release.

Conference Call

Management will host a conference call on Wednesday, August 5, 2020 at 9:00 am ET to discuss the results and business activities.  Interested parties may participate in the call by dialing:

●          (877) 407-9753 (Domestic) or

●          (201) 493-6739 (International)

Webcast registration: Click Here

Following the live call, a replay will be available for six months on the Company’s website, www.korumedical.com under “Investor Relations.”

About KORU Medical Systems

KORU Medical Systems develops, manufactures, and commercializes innovative and easy-to-use specialty infusion solutions that improve quality of life for patients around the world. The FREEDOM Syringe Infusion System currently includes the FREEDOM60® and FreedomEdge® Syringe Infusion Drivers, Precision Flow Rate Tubing™ and HIgH-Flo Subcutaneous Safety Needle Sets™. These devices are used for infusions administered in the home and alternate care settings. For more information, please visit www.korumedical.com.

Forward-looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements can be identified by words such as “will,” “should,” “believe” and “in our view.” Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those risks and uncertainties included under the captions “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, as amended, and our most recent Quarterly Report on Form 10-Q for the quarter ended March 30, 2020, which are on file with the SEC and are available on our website at www.korumedical.com/investors and on the SEC website at www.sec.gov. In addition, there are risks and uncertainties with respect to the impact of COVID-19 on our supply chain, operations, and financial condition.  All information provided in this release and in the attachments is as of August 4, 2020. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Contacts:

The Equity Group Inc.

Devin Sullivan	Kalle Ahl, CFA
Senior Vice President	Vice President
212-836-9608	212-836-9614
mailto:dsullivan@equityny.com	kahl@equityny.com

REPRO MED SYSTEMS, INC.

BALANCE SHEETS

	June 30,
	2020	December 31,
	(Unaudited)	2019
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$38,129,349	$5,870,929
Accounts receivable less allowance for doubtful accounts of $32,645 at June 30, 2020 and December 31, 2019	2,965,902	3,234,521
Inventory	3,667,288	2,388,477
Prepaid expenses	543,482	387,396
TOTAL CURRENT ASSETS	45,306,021	11,881,323
Property and equipment, net	818,064	611,846
Patents, net of accumulated amortization of $319,120 and $288,967 at June 30, 2020 and December 31, 2019, respectively	926,504	807,135
Right of use assets, net	306,101	373,734
Deferred tax asset	334,011	188,241
Other assets	19,812	19,582
TOTAL ASSETS	$47,710,513	$13,881,861

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Line of credit payable	$3,500,000	$—
Accounts payable	920,006	572,656
Accrued expenses	2,686,200	1,296,612
Accrued payroll and related taxes	523,537	190,265
Accrued tax liability	523,190	204,572
Finance lease liability - current	3,195	5,296
Operating lease liability - current	139,618	136,888
TOTAL CURRENT LIABILITIES	8,295,746	2,406,289
Finance lease liability, net of current portion	1,030	2,646
Operating lease liability, net of current portion	166,483	236,846
TOTAL LIABILITIES	8,463,259	2,645,781

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; 75,000,000 shares authorized, 46,640,120 and 42,239,788 shares issued, 43,902,889 and 39,502,557 shares outstanding at June 30, 2020 and December 31, 2019, respectively	466,401	422,398
Additional paid-in capital	34,886,850	6,293,069
Retained earnings	4,238,207	4,864,817
	39,591,458	11,580,284
Less: Treasury stock, 2,737,231 shares at June 30, 2020 and December 31, 2019, respectively, at cost	(344,204)	(344,204)
TOTAL STOCKHOLDERS’ EQUITY	39,247,254	11,236,080
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$47,710,513	$13,881,861

REPRO MED SYSTEMS, INC.

STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

NET SALES	$7,708,904	$5,348,812	$14,038,913	$10,323,090
Cost of goods sold	2,799,024	1,873,148	5,340,823	3,799,472
Gross Profit	4,909,880	3,475,664	8,698,090	6,523,618

OPERATING EXPENSES
Selling, general and administrative	3,201,831	2,050,435	5,964,811	4,535,303
Litigation	2,346,914	1,124,947	2,446,072	1,617,462
Research and development	298,196	178,235	554,221	280,194
Depreciation and amortization	94,940	86,169	182,164	169,820
Total Operating Expenses	5,941,881	3,439,786	9,147,268	6,602,779

Net Operating (Loss)/Profit	(1,032,001)	35,878	(449,178)	(79,161)

Non-Operating (Expense)/Income
Loss on currency exchange	(2,594)	(1,235)	(13,091)	(10,925)
(Loss)/Gain on disposal of fixed asset, net	(5,522)	49,980	(5,522)	49,740
Interest, net and other income, net	(5,002)	18,243	14,028	35,723
TOTAL OTHER (EXPENSE)/INCOME	(13,118)	66,988	(4,585)	74,538

(LOSS)/INCOME BEFORE TAXES	(1,045,119)	102,866	(453,763)	(4,623)

Income Tax Expense	(30,919)	(24,683)	(172,847)	(2,584)

NET (LOSS)/INCOME	$(1,076,038)	$78,183	$(626,610)	$(7,207)

NET (LOSS)/INCOME PER SHARE

Basic	$(0.03)	$0.00	$(0.02)	$0.00
Diluted	$(0.03)	$0.00	$(0.02)	$0.00

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING

Basic	40,361,924	38,353,000	40,018,559	38,279,718
Diluted	40,524,754	39,299,800	40,201,134	39,219,752

REPRO MED SYSTEMS, INC.

STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six Months Ended
	June 30,
	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(626,610)	$(7,207)
Adjustments to reconcile net loss to net cash provided by/(used in) operating activities:
Stock based compensation expense	784,821	529,538
Stock based litigation settlement expense	1,285,102	—
Depreciation and amortization	182,164	169,820
Deferred capital gain - building lease	—	(3,763)
Deferred taxes	(145,770)	66,494
Loss/(Gain) on disposal of fixed asset	5,522	(49,740)
Changes in operating assets and liabilities:
Decrease/(Increase) in accounts receivable	268,619	(1,867,342)
Increase in inventory	(1,278,811)	(467,706)
(Increase)/Decrease in prepaid expense and other assets	(156,316)	44,874
Increase in accounts payable	347,350	76,882
Increase/(Decrease) in accrued payroll and related taxes	333,272	(249,730)
Increase in accrued expense	1,389,588	346,181
Increase/(Decrease) in accrued tax liability	318,618	(72,210)
NET CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES	2,707,549	(1,483,909)

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for capital expenditures	(363,750)	(67,079)
Payments for patents	(149,523)	(136,182)
Proceeds on disposal of fixed asset	—	217,821
Proceeds from certificate of deposit	—	1,517,927
NET CASH (USED IN)/PROVIDED BY INVESTING ACTIVITIES	(513,273)	1,532,487

CASH FLOWS FROM FINANCING ACTIVITIES
Line of credit advance	3,500,000	—
Issuance of equity	26,567,861	24,700
Payment for cancelled shares	—	(2,820)
Finance lease	(3,717)	(2,069)
NET CASH PROVIDED BY FINANCING ACTIVITIES	30,064,144	19,811

NET INCREASE IN CASH AND CASH EQUIVALENTS	32,258,420	68,389
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	5,870,929	3,738,803
CASH AND CASH EQUIVALENTS, END OF PERIOD	$38,129,349	$3,807,192

Supplemental Information
Cash paid during the periods for:
Interest	$13,554	$233
Taxes	$—	$—

NON-CASH FINANCING AND INVESTING ACTIVITIES
Issuance of common stock as compensation	$120,004	$212,898

	Three Months Ended		Six Months Ended
Reconciliation of GAAP Net (Loss)/Income	June 30,		June 30,
to Non-GAAP Adjusted EBITDA:	2020	2019	2020	2019
GAAP Net (Loss)/Income	$(1,076,038)	$78,183	$(626,610)	$(7,207)
Tax Expense	30,919	24,683	172,847	2,584
Depreciation/Amortization	94,940	86,169	182,164	169,820
Interest Expense/(Income), Net	5,002	(18,243)	(14,028)	(35,723)
Reorganization Charges	—	—	—	354,926
Discontinued Product Expenses	(31,581)	—	77,977	—
Litigation*	2,346,914	1,124,947	2,446,072	1,617,462
Manufacturing Initiative Expenses	25,957	—	135,759	—
Stock Option Expense	363,851	194,765	664,817	316,640
Non-GAAP Adjusted EBITDA	$1,759,964	$1,490,504	$3,038,998	$2,418,502

*For the three and six months ended June 30, 2020, litigation costs consisted of a $2.2 million non-cash, stock-based settlement expense.